UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2024

WM TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39021	98-1605615
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

41 Discovery Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
(844) 933-3627
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	MAPS	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	MAPSW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On November 27, 2024, the Board of Directors (the “Board”) of WM Technology, Inc., a Delaware corporation (the “Company”), approved the appointment of Sarah Griffis to serve as Chief Technology Officer of the Company, effective upon the commencement of her employment on January 6, 2025.
In connection with her appointment, on December 2, 2024, the Company entered into an executive employment agreement with Ms. Griffis (the “Employment Agreement”). Under the Employment Agreement, Ms. Griffis is eligible to receive (i) an annual base salary of $400,000, (ii) an annual target bonus equal to 50% of her annual base salary, (iii) a signing bonus of $25,000, and (iv) 1,800,000 service-based vesting restricted stock units under the Company’s 2021 Stock Incentive Plan (the “RSUs”). The RSUs will vest 1/3rd on February 15, 2026 and the remainder in substantially equal installments over the remaining two-year period, subject to Ms. Griffis’ continuous service with the Company. The Compensation Committee of the Board also approved Ms. Griffis as eligible to receive the benefits applicable to “Eligible Employees” as described in the Company’s Severance and Change in Control Plan previously adopted by the Audit Committee of the Board, and other benefits on the same basis as those benefits are made available to other similarly situated employees of the Company.
The foregoing summary description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chief Technology Officer Appointment
On November 27, 2024, the Board approved the appointment of Sarah Griffis, age 35, to serve as Chief Technology Officer of the Company, effective upon the commencement of her employment on January 6, 2025.
Previously, Ms. Griffis served as Chief Technology Officer for Cerebral Inc., a healthcare company, from January 2022 to December 2024 and as Director of Engineering for GoodRx (Nasdaq: GDRX), a healthcare company, from May 2020 to January 2022. Ms. Griffis was also a founding member and Head of Engineering for Kindbody, a healthcare company, from July 2018 to May 2020. Ms. Griffis holds a B.S. in Environmental and Science Engineering from the California Institute of Technology.
There are no arrangements or understandings between Ms. Griffis and any other persons pursuant to which she was selected as an officer or director of the Company. There are also no family relationships between Ms. Griffis and any director or executive officer of the Company. There are no related party transactions between Ms. Griffis and the Company that would require disclosure under Item 404(a) of Regulation S-K.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 8.01 Other Events.
As previously reported, on October 9, 2024, the Company received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it had failed to comply with the $1.00 per share minimum bid price requirement of Nasdaq Listing Rule 5450(a)(1). On December 3, 2024, the Company received a letter from the Staff notifying the Company that the Staff had determined that for 10 consecutive business days, from November 18, 2024 to December 2, 2024, the minimum closing bid price for the Company’s Class A common stock was at least $1.00 per share. Accordingly, the Staff has determined that the Company has regained compliance with Listing Rule 5450(a)(1) and it has indicated that the matter is now closed. There can be no assurance, however, that the Company will be able to maintain compliance with Listing Rule 5450(a)(1) in the future.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

No.	Description of Exhibits
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2024

WM TECHNOLOGY, INC.

	By:	/s/ Susan Echard
Susan Echard
Chief Financial Officer